CONSENT OF PETER FOLK
 Professional Engineer

I consent to the reference of myself under the caption "Experts" and to the use of my Technical Report entitled “Report on the Jinniushan Gold Project Yuanling County, Hunan Province People’s Republic of China”, dated December 28, 2006 (the “Report”) for Minco Mining & Metals Corporation prepared in compliance with National Instrument 43-101 and Form 43-101F1 in the Annual Registration Statement (Form 20-F) of Minco Gold Corporation (the “Company”).

I have read the Annual Registration Statement (Form 20-F), the National Instrument 43-101 (the "Instrument"), the Companion Policy 43-101CP, and Form 43-101F1 (the "Form 43-101F1"), and confirm that:

(a)
we have no reason to believe that there are any misrepresentations in the information contained in the Annual Registration Statement (Form 20-F) derived from “The Report” or that is within our knowledge as a result of the investigations and enquiries made by us in connection with the preparation of the Report;

(b)	the Report complies with the requirements of the Instrument and Form 43-101F1.

Further, we hereby confirm our consent to the Company's use of the Annual Registration Statement (Form 20-F) for its regulatory filing purposes and its disclosure to the public.

Peter Folk, P.Eng

Mayne Island, British Columbia, Canada
April 20, 2012